Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devcon International Corp and Subsidiaries:

We consent to the incorporation by reference in the registration statements listed below of Devcon International Corp. and Subsidiaries of our report dated March 26, 2008, with respect to the consolidated balance sheets of Devcon International Corp. and Subsidiaries as of December 31, 2007, and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for the years ended December 31, 2007, and 2006, which report appears in the December 31, 2007 annual report on Form 10-K of Devcon International Corp. and Subsidiaries.

•	Forms S-8 (Registration No. 333-113853, No. 33-59557 and No. 333-92231)

•	Forms S-3 and S-3/A (Registration No. 333-119158 and No. 33-65235)

/s/ Berenfeld, Spritzer, Shechter & Sheer LLP

Certified Public Accountants
Fort Lauderdale, Florida
March 26, 2008